Exhibit 99.4

VOTING PROXY

This voting proxy (this “Proxy”) is made on July 11, 2022, by and among the Rollover Investor(s) listed on the signature page hereto (collectively, the “Rollover Investor”) and Cheers Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”). The Rollover Investor and Parent are collectively referred to as the “Parties” and each, a “Party”. Unless otherwise specified herein, capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

WHEREAS, on the date hereof, Glory Star New Media Group Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), Parent and GSMG Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands and wholly-owned subsidiary of Parent (“Merger Sub”) executed an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent;

WHEREAS, on April 22, 2022, the Rollover Investor executed a support agreement (the “Support Agreement”) in favor of Happy Starlight Limited, a company incorporated in the British Virgin Islands (the “Lead Investor”), pursuant to which the Rollover Investor agreed to vote in favor of the Merger, on terms and conditions set out in the Support Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the Parties hereby agree as follows:

1.	Grant of Proxy.

1.1 The Rollover Investor hereby irrevocably and unconditionally grants a proxy to, and appoints, Parent and/or any designee of Parent, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Rollover Investor’s name, place and stead, to vote, act by written consent and/or execute and deliver a proxy or written resolution, solely in respect of the matters described in, and in accordance with, Section 1.2 of the Support Agreement, and to vote, grant a written consent and/or execute and deliver a written resolution with respect to the [Covered Securities] (as defined in the Support Agreement) provided in Section 1.2 of the Support Agreement. This proxy and power of attorney is given in connection with, and in consideration of, the time and resources that have been and will be expended by the Lead Investor and its Affiliates in connection with the Merger and any other transactions contemplated by the Merger Agreement and to secure the performance of the duties and obligations of the Rollover Investor owed to the Lead Investor under the Support Agreement. The Rollover Investor hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the time and resources that have been and will be expended by the Lead Investor and its Affiliates in connection with the Merger and any other transactions contemplated by the Merger Agreement and (ii) subject to the last sentence of this Section 1.1, executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted by it with respect to the [Covered Securities] (as defined in the Support Agreement) and no subsequent proxy shall be given by it (and if given shall be ineffective). The Rollover Investor shall take such further action or execute such other instruments as may be requested by Parent in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this Proxy. The power of attorney granted by the Rollover Investor herein is a durable power of attorney and, so long as Parent has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of the Rollover Investor. The proxy and power of attorney granted hereunder shall bind upon any person who obtains the legal or beneficial ownership of any [Covered Securities], whether by operation of law or otherwise, including the Rollover Investor’s successors or permitted transferees.

1.2 Without prejudice to the relevant transfer restrictions set forth in Section 5.2 of the Support Agreement, in the event the Rollover Investor intends to effect any transfer of [Covered Securities], the Rollover Investor shall (a) notify the proposed third party transferee of the existence and terms of this Proxy and (b) procure that such third party transferee grant a substitute proxy and power of attorney in favor of Parent on substantially the same terms as this Proxy, in each case of (a) and (b) prior to or concurrently with the consummation of the transfer of [Covered Securities].

2.	MISCELLANEOUS.

2.1 This Proxy shall become effective on the date hereof. The proxy and power of attorney granted hereunder shall automatically and without further action by the Parties terminate upon the termination of the Support Agreement in accordance with the terms thereof.

2.2 This Proxy may not be assigned by the Rollover Investor without the prior written consent of Parent. Any attempted assignment in violation hereof shall be void.

2.3 The Rollover Investor acknowledges and agrees that Parent will be irreparably injured by a breach of this Proxy and that monetary remedies would be inadequate to protect Parent against any actual or threatened breach of this Proxy. Accordingly, the Rollover Investor agrees that Parent shall be entitled to equitable relief to prevent breaches or threatened breaches of this Proxy and/or to compel specific performance of this Proxy, and that the Rollover Investor will not oppose the granting of such relief.

2.4 This Proxy shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

2.5 Any dispute arising out of or in connection with this Proxy shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English. The award of the arbitration tribunal shall be final and binding upon the Parties.

[Signature Page Follows]

In witness whereof, each of the undersigned has duly executed this Proxy as of the date first written above.

Rollover Investor

[Rollover Investor]

By:
Name:

[Rollover Investor]

By:
Name:
Title:

[Signature Page to Voting Proxy]

In witness whereof, each of the undersigned has duly executed this Proxy as of the date first written above.

Parent

Cheers Inc.

By:
Name:
Title:

[Signature Page to Voting Proxy]

Annex A

Particulars for the Rollover Investor(s) who executed the Voting Proxies dated July 11, 2022

Rollover Investor	Covered Securities
Shah Capital Opportunity Fund LP	Covered Securities
Jia Lu and Enjoy Starlight Limited	锁定股份
Ronghui Zhang and Wealth Starlight Limited	锁定股份
Wei Zhang	锁定股份
Hui Lin and Rich Starlight Limited	锁定股份
Hanying Li, Renny Consulting Ltd and Lilly Starlight Limited	锁定股份
Song Gao	锁定股份
Peiyuan Qiu and Smart Best International Corporation	锁定股份
Zhengjun Zhang	锁定股份
Nan Lu	锁定股份
Jianhua Wang	锁定股份
Ailin Xin and Ring & King Investment Co., Limited	锁定股份

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